Exhibit 5.1

Skygarden Erika-Mann-Straße 5 80636 Munich Germany +49 (0) 89 21 21 63 0 Main +49 (0) 89 21 21 63 73 Fax www.dechert.com

FEDERICO G. PAPPALARDO Sekretary: Nina Hörberg federico.pappalardo@dechert.com +49 (0) 89 21 21 63 11 Direct

21 September 2020

VIA optronics AG

Sieboldstrasse 18

90411 Nuremberg

Germany

Re:   VIA optronics AG

Ladies and Gentlemen,

1.             We are acting as special German counsel to VIA optronics AG (the “Company”), a German stock corporation (Aktiengesellschaft) organized under the laws of Germany, as to matters of German law in connection with the proposed offering of American Depositary Shares evidenced by American Depositary Receipts (the “ADSs”), each representing a certain percentage of ownership interest of an ordinary registered share of the Company with a notional  value of €1.00 per share, the underlying shares consisting of

(a)           new ordinary shares created through a capital increase (the “Capital Increase”) to be resolved by the shareholders of the Company on or around 24 September 2020 and to be registered with the commercial register of the local court (Amtsgericht) of Nuremberg, Germany, on or around 28 September 2020 (the “New Shares”); and

(b)           existing ordinary shares from the holdings of Mr. Jürgen Eichner and Coöperatief IMI Europe U.A. to cover over-allotments, if any (the “Option Shares”),

as set out in the Underwriting Agreement to be concluded by and among the Company, the selling shareholders party thereto and Berenberg Capital Markets LLC, for itself and as representative of the several underwriters named in the Underwriting Agreement (the “Underwriting Agreement”).

In our capacity as such counsel, we are familiar with (i) the proceedings relating to the establishment of the Company as a German stock corporation organized under the laws of Germany, and (ii) the German law related proceedings taken and proposed to be taken by the Company in connection with the issuance of the New Shares.

2.             This opinion is being furnished in connection with the registration statement (as amended through the date hereof, the “Registration Statement”) on Form F-1 filed by the Company with the Securities and Exchange Commission on 21 September, 2020 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”).

3.             In arriving at the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)           the Registration Statement;

(b)           a copy of the articles of association (Satzung) of the Company as in effect as of the date hereof;

(c)           a copy of an electronic excerpt from the commercial register (Handelsregister) of the local court (Amtsgericht) in Nuremberg, Germany, relating to the Company dated 20 September 2020;

(d)           the draft, in substantially final form, of the resolutions of the Company’s shareholders to be adopted during the Company’s shareholders’ meeting on or around 24 September, 2020 resolving on the Capital Increase;

(e)           the draft, in substantially final form, of the subscription certificate (Zeichnungsschein) relating to the New Shares;

(f)            the draft, in substantially final form, of the global share certificate (Globalurkunde) evidencing the New Shares;

(g)           the draft, in substantially final form, of the application (the “Application”) for the registration of the Capital Increase with the commercial register (Handelsregister) of the local court (Amtsgericht) of Nuremberg, Germany, (the “Commercial Register”), to be executed by the Company and by the chairman of the supervisory board (Aufsichtsratsvorsitzender) on or around 25 September, 2020; and

(h)           such other documents and corporate records of the Company and such other instruments and certificates of the representatives of the Company and such other persons as we deemed appropriate as a basis for the opinions expressed below.

4.             In rendering the opinions expressed below, we have relied, without independent verification, upon the following assumptions:

(a)           The authenticity of all documents submitted to us as originals;

(b)           The Capital Increase been duly registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Nuremberg, Germany;

(c)           The conformity with their respective original documents of all documents submitted to us as copies, and the authenticity of the originals of such copied documents;

(d)           The genuineness of all signatures (other than on behalf of the Company) on all documents submitted to us;

(e)           That any natural person signing any agreement, instrument or other document was legally competent and equipped with the required authorization to sign such agreement, instrument or other document at the time of execution;

(f)            That all authorizations, other than those authorizing the Company, with respect to which we have received copies of the resolutions, have been or will be validly issued and none of these authorizations has been revoked;

(g)           All documents submitted to us and made as of a specific date, have not been amended, cancelled, or otherwise been altered since that date and until the date hereof;

(h)           That all documents submitted to us in purported final draft form have been, or will be, executed in the form submitted; and

(i)            The accuracy as to factual matters of each document we have reviewed.

5.             On the basis of and in reliance upon the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

a.     The Company is a German stock corporation (Aktiengesellschaft) duly registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Nuremberg, Federal Republic of Germany, and validly existing under the laws of the Federal Republic of Germany.

b.              Upon due authorization of the issuance of the New Shares by all requisite corporate action on the part of the Company under German corporate law, subscription of and payment for the New Shares and upon registration of the implementation of the Capital Increase in the Commercial Register and due issuance, execution and delivery of the share certificate representing the New Shares, each as contemplated in the Registration Statement, the New Shares and the Option Shares will be validly issued, fully paid and non-assessable (nicht nachschusspflichtig).

6.             This opinion is subject to the following:

Pursuant to Sections 57 et seq. and 71a of the German Stock Corporation Act (Aktiengesetz “AktG”), except for dividends or unless explicitly permitted under the AktG, no payments, other distributions, financing arrangements, financial support, or other services of any kind may be made, directly or indirectly, by a stock corporation (Aktiengesellschaft) to current or future shareholders in their capacity as such.

The foregoing opinion is limited to the laws of Germany as in effect as of the date of this opinion and we express no opinion as to the laws of any other jurisdiction.

We have not verified, do not opine upon, and do not assume any responsibility for the accuracy, completeness, or reasonableness of any statement contained in any offering material relating to the New Shares, the Options Shares or the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our office under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.

Best regards,

/s/ Dechert LLP

Federico G. Pappalardo
Rechtsanwalt
Partner